Form of Schedule I (Stock Option Award with Relative TSR Vesting)
Performance Condition

Performance Period: [ ]
TSR Multiplier

Relative TSR Percentile	TSR Multiplier
[ ] Percentile or Above	100%
[ ] Percentile	67%
[ ] Percentile	33%
Below [ ] Percentile	0%

Relative TSR Condition

TSR Multiplier: The applicable multiplier percentage for purposes of determining the number of Vested Options based on the Company’s actual Relative TSR Percentile, as set forth on the table set forth above.

TSR Measurement Period: [ ].

Relative TSR Percentile: The Relative TSR Percentile shall be the Company’s Total Shareholder Return (as calculated below) during the TSR Measurement Period, ranked as a percentile as compared to the Total Shareholder Return of the other companies within the Peer Group. For the avoidance of doubt, if the Relative TSR Percentile is below [ ] percentile, then all outstanding Options shall be forfeited and immediately cancelled.

Relative TSR Condition: Achievement of a Relative TSR Percentile corresponding to a TSR Multiplier that is at least at threshold performance level (i.e., [ ] percentile or above).

Total Shareholder Return: means, with respect to any company, an amount (expressed as a percentage return) equal to:

(i) the sum of (x) the Ending Stock Price minus the Beginning Stock Price, plus (y) the amount of any dividends and distributions paid on a per share basis (calculated as if such dividends had been reinvested in the applicable company’s common stock on the applicable dividend date) cumulatively over the performance period, divided by

(ii) the Beginning Stock Price.

Beginning Stock Price: means, with respect to any company, the average closing price per share of common stock for the twenty (20) trading days immediately prior to the first trading day of the TSR Measurement Period.

Ending Stock Price: means, with respect to any company, the average closing price per share of common stock for the twenty (20) trading days immediately prior to the last day of the TSR Measurement Period.

Peer Group: means the following companies:

[ ]
Any company in the Peer Group that ceases to be publicly held during the TSR Measurement Period (i) due to bankruptcy, liquidation or reorganization, shall remain in the Peer Group for purposes of calculation of the Relative TSR Percentile (with such company deemed to have a Total Shareholder Return of -100% and ranked at the bottom of the Peer Group) or (ii) due to a merger, sale, acquisition, business combination or other similar event, shall be excluded from the Peer Group for purposes of calculation of the Relative TSR Percentile.